Exhibit 99.1

Ruth’s Chris Steak House, Inc. Reports Second Quarter Financial Results

Orlando, Florida— Sept 6, 2005 — Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today reported results for its second quarter ended June 26, 2005. Highlights for the second quarter were as follows:

•	Total revenue increased 10.9% to $52.7 million

•	Earnings increased to $1.6 million or $0.11 per diluted share from a loss of $0.9 million or $(0.07) in the second quarter of 2004. The improvement was largely due to solid improvement in restaurant profitability and reduced interest expense

•	Comparable restaurant sales increased 10.3% at company-owned restaurants and 7.4% at franchised restaurants

•	Operating income increased 31.3% to $6.3 million versus $4.8 million in the prior year period. As a percentage of revenue, operating income was 12.0% versus 10.0% in the year-ago quarter

•	Food and beverage costs as a percentage of restaurant sales were 330 basis points lower compared to the second quarter of 2004, primarily driven by lower beef costs

•	Restaurant operating costs as a percentage of sales were 50 basis points higher compared to the prior year period due to restaurant small wares enhancements and increased healthcare costs

•	Two franchised restaurants opened during the period

•	General and administrative costs increased 50 basis points as a percentage of total revenue, reflecting general business growth

Total revenue, which includes company-owned restaurant sales and franchise income, increased 10.9% to $52.7 million in the second quarter compared to $47.5 million in the second quarter of 2004. Company-owned restaurant sales for the quarter grew 10.8% to $49.9 million primarily as a result of a company-owned same-store sales increase of 10.3%. Franchise income increased 15.0% to $2.6 million versus $2.3 million in the prior year, due to a same-store sales increase at franchised restaurants of 7.4%, the receipt of initial franchise fees related to new agreements and two more franchised restaurants in operation at the end of the period versus a year ago.

Craig Miller, President and CEO of Ruth’s Chris Steak House, stated, “We have spent the last week evaluating the status of our business and we are pleased to report that progress is being made with regard to our relocation and resuming full support of the Ruth’s Chris system. Although we will incur certain unanticipated, one-time expenses in the third quarter as we deal with the aftermath of Hurricane Katrina, we remain confident that the current business momentum and growth prospects for Ruth’s Chris are intact.” Miller continued, “In terms of our second quarter results, we were certainly pleased. Our performance was characterized by solid same store sales growth against tough comparisons in the year-ago period. In addition, we benefited from lower overall commodity costs.”

Operating income was $6.3 million in the second quarter of 2005 compared to $4.8 million in the prior year period. Operating income represented 12.0% of revenue in the second quarter of 2005 compared to 10.0% of revenue in the second quarter a year ago. The decrease in restaurant operating costs as a percentage of revenues was primarily related to favorable food and beverage costs and the leveraging of certain fixed and semi-variable costs. These improvements were partially offset by enhancements made to our restaurant small ware packages.

Mr. Miller concluded, “Excluding our Biloxi, Mississippi restaurant which was scheduled to open on September 1, 2005, we are confident in our ability to execute on our development program for the remainder of the year and for 2006. In fact, despite the unprecedented impact of Katrina, we are as committed as ever to the core values of our founder Ruth Fertel, which stress the utmost care and quality for our guests in the finest tradition of Southern hospitality. Our second quarter results are a product of these values, and our ability to execute under these circumstances will be a testament to her legacy.”

Third Quarter Update

For the third quarter of 2005, the Company expects to add one new company-owned restaurant and one franchised restaurant, and anticipates comparable store sales growth of 7% to 9%. However, due to the Company’s unanticipated relocation to Orlando, Florida, and some uncertainty regarding the one-time expenses the Company will incur as a result of Hurricane Katrina, Ruth’s Chris management is not prepared to give diluted earnings per share guidance for the period at this time. Rather, management will pre-announce third quarter 2005 results over the next 4 to 6 weeks as more clarity is gained from the extraordinary events of the past week.

Conference Call

The Company will host a conference call to discuss the current state of its business as well as its second quarter 2005 financial results today at 4:30 PM EDT. Hosting the call will be Craig S. Miller, President and Chief Executive Officer, and Thomas J. Pennison, Jr., Chief Financial Officer.

The conference call can be accessed by dialing 1-888-802-2279. The call will also be webcast live from the Company’s website at www.ruthschris.com under the investor relations section.

About the Company

Founded in New Orleans, Ruth’s Chris Steak House, Inc. is one of the largest upscale steak house companies in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 88 locations worldwide (two of which are currently closed as a result of Hurricane Katrina). Founded in 1965 by Ruth Fertel, Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth’s Chris signature fashion - “sizzling” and topped with seasoned butter. Information about Ruth’s Chris is available at www.ruthschris.com.

Forward-Looking Statements

Some of the statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for 2005 and 2006, are forward-looking statements that involve risks and uncertainties. These statements are based upon our current beliefs and expectations. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our ability to open restaurants at new locations, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of beef, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission (available at www.sec.gov). Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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RUTH’S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES

Condensed Income Statements - Unaudited

(dollar amounts in thousands, except per share data)

	13 Weeks Ending		26 Weeks Ending
	June 27, 2004	June 26, 2005	June 27, 2004	June 26, 2005
Revenues:
Restaurant sales	$45,043	49,888	$92,391	103,777
Franchise income	2,291	2,634	4,772	5,281
Other operating income	139	146	217	263

Total revenues	47,473	52,668	97,380	109,321

Costs and expenses:
Food and beverage costs	15,634	15,663	32,370	32,160
Restaurant operating expenses	20,585	23,049	41,282	46,362
Marketing and advertising	1,874	2,315	3,546	4,668
General and administrative costs	2,981	3,593	5,132	6,722
Depreciation and amortization expenses	1,614	1,600	3,258	3,217
Pre-opening costs	31	131	31	240

Operating income	4,754	6,317	11,761	15,952

Other income (expense):
Interest expense, net	(2,857)	(1,634)	(5,810)	(5,767)
Accrued dividends and accretion on mandatorily redeemable senior preferred stock	(1,194)	(399)	(2,388)	(1,587)
Other	69	42	139	80

Income from continuing operations before income tax expense	772	4,326	3,702	8,678

Income tax expense	80	1,015	383	2,566

Income from continuing operations	692	3,311	3,319	6,112

Discontinued operations:
Loss from operations of discontinued restaurants, net of income tax benefit	235	230	404	739

Net income	$457	3,081	$2,915	5,373

Less dividends earned on junior preferred stock and warrant expense	1,317	1,468	2,634	2,891

Net income (loss) available to common shareholders	$(860)	1,613	$281	2,482

Basic earnings (loss) per share:
Continuing operations	$(0.05)	0.14	$0.06	0.25
Discontinued operations	(0.02)	(0.02)	(0.03)	(0.06)

Basic earnings (loss) per share	$(0.07)	0.12	$0.03	0.19

Diluted earnings (loss) per share:
Continuing operations	$(0.05)	0.13	$0.06	0.23
Discontinued operations	(0.02)	(0.02)	(0.03)	(0.05)

Diluted earnings (loss) per share	$(0.07)	0.11	$0.03	0.18

Shares used in computing net income (loss) per common share:
Basic	11,747	13,038	11,747	13,038

Diluted	11,747	14,218	11,747	14,218